Exhibit 3.1

GENESIS BIOPHARMA, INC.

CERTIFICATE OF AMENDMENT OF BYLAWS

The undersigned, who is the duly elected and acting Secretary of Genesis Biopharma, Inc., a Nevada corporation (the “Corporation”), does hereby certify that the Bylaws of the Corporation were amended, by written consent of the board of directors and a majority of the Corporation’s stockholders as follows:

1. Section 7 of Article VI is hereby added to the Bylaws of the Corporation to read in its entirety as follows:

“Section 7.  ACQUISITION OF A CONTROLLING INTEREST STATUTE OPT-OUT.  The provisions of Nevada Revised Statutes 78.378 to 78.3793, inclusive, do not apply to the Corporation or to an acquisition of a controlling interest by the Corporation’s existing or future stockholders.”

2. The first sentence of Section 3 of Article II is hereby amended and restated in its entire to read in its entirety as follows:

“Vacancies in the Board of Directors, including those caused by an increase in the number of Directors, may be filled by either (i) a majority of the remaining Directors, though not less than a quorum, or by the sole remaining Director, or (ii) by a majority of the outstanding shares of Stock entitled to vote, and each Director so elected shall hold office until his successor is elected at an annual or special meeting of the Stockholders.

3. The foregoing amendment to the Bylaws of the Corporation has not been modified, amended, rescinded, or revoked and remains in full force and effect on the date hereof.

In Witness Whereof, the undersigned, in his capacity as the Secretary of the Corporation, has executed this Certificate of Amendment of Bylaws as of May 28, 2013.

/s/ Michael Handelman
Michael Handelman, Secretary